Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                                 August 15, 2002

First National Bank of Spartanburg and Colonial Trust Co. Announce Strategic Alliance to Offer Trust & Investment Management Services to First National Customers -

First National Bank of Spartanburg and Colonial Trust Co. today announced the creation of a strategic alliance to provide trust and investment management services to First National's customers. The alliance will give First National's consumer and commercial customers access to a wide variety of services provided by Colonial Trust Co. including trust, professional portfolio management, individual financial and retirement planning and corporate retirement planning services.

Jerry L. Calvert, First National's President and CEO, said, "We are extremely pleased to have the opportunity to associate with a company like Colonial Trust after just two and a half years of operation. Their integrity and 89 years of service to the investment community make them the ideal candidate to expand the package of financial services we offer our customers."

Mr. Calvert continued, "This relationship will allow us to work together to assist our customers with more of their financial needs. Our coordinated efforts will give us the ability to provide all the services of a large bank trust department or professional portfolio manager with a high level of personal service. Our ability to deliver such high quality services locally will give us a distinct advantage over our competitors."

Barry D. Wynn, President of Colonial Trust Company, said, "Our institution is excited about this alliance with a flourishing community bank. The leadership at First National Bank of Spartanburg has demonstrated an innovative approach to doing business. We feel the strengths of our institutions complement each other, and combined will allow us to better serve the marketplace."

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three offices in Spartanburg County and is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is traded on the OTC Bulletin Board under the symbol, FNSC. Additional information about First National is available on its web site at www.firstnational-online.com.

Colonial Trust Company, established in 1913, is South Carolina's oldest private trust company. The Company provides trust and estate services to clients and is regulated by the State of South Carolina. Colonial Trust Company, a subsidiary of Colonial Group, Inc., along with its sister company, Colonial Asset Management, Inc. also provides investment management, financial and retirement planning for both individual and corporate clients. Additional information about Colonial Trust Company is available on its web site at www.colonialgroup.com.

                                    CONTACTS

Jerry L. Calvert                                    Barry D. Wynn
First National Bank of Spartanburg                  Colonial Trust Co.
(864) 594-5690 (Work)   (864) 590-8858 (Cell)       (864) 582-3356 (Work)

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to our future plans and expectations, including those related to the above-referenced strategic alliance, and are thus prospective. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements.